AMENDED AND RESTATED LETTER AGREEMENT

WHEREAS, Financial Counselors, Inc. (the “Adviser”) and Unified Series Trust (the “Trust”) initially entered into a Letter Agreement dated as of September 30, 2005, pursuant to which the Adviser agreed to waive its fees and/or reimburse certain operating expenses of FCI Equity Fund (the “Fund”) through September 30, 2005 (as hereby amended, the “Letter Agreement”); and

WHEREAS, the Adviser paid for the offering expenses for the Fund with the understanding that the Adviser will have the ability to recoup; and

WHEREAS, the parties hereto desire to amend the Letter Agreement to allow the Adviser to recoup the offering expenses so long as the Fund is able to maintain its expense limitation; and

NOW, THEREFORE, the parties hereby agree to amend and restate the Letter Agreement in its entirety, effective as of the Fund’s inception:

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To:	Unified Series Trust
431 North Pennsylvania Street
Indianapolis, Indiana 46204

Dear Sirs:

You have engaged us to act as the sole investment adviser to the Fund pursuant to a Management Agreement approved by the Board of Trustees on June 13, 2005 (the “Agreement”).

Effective upon the commencement of operations of the Fund through the end of its second fiscal year, we agree to pay for the Fund’s offering expenses and to waive our fees and/or reimburse the Fund’s operating expenses, but only to the extent necessary to maintain the Fund’s total annual operating expenses, excluding brokerage fees and commissions, 12b-1 fees, borrowing costs (such as interest and dividend expenses on securities sold short), taxes and extraordinary expenses at 1.00% of its average daily net assets for the period from commencement of the Fund’s investment operations through the end of the Fund’s second fiscal year. The offering expenses and each fee waiver and expense reimbursement are subject to repayment by the Fund in the three fiscal years following the fiscal year in which the particular expense was incurred, provided that the Fund is able to make the repayment without exceeding the 1.00% expense limitation.

Very truly yours,

Financial Counselors, Inc.

By: ___________________________________

Name:
Title:

Acceptance

The foregoing Agreement is hereby accepted.

Unified Series Trust

By: ___________________________________

Anthony J. Ghoston, President